UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K/A

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of report (Date of earliest event reported): June 17, 2014

SYMETRA FINANCIAL CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	001-33808	20-0978027
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification Number)

777 108th Avenue NE, Suite 1200 Bellevue, Washington	98004
(Address of principal executive offices)	(zip code)
Registrant’s telephone number, including area code: (425) 256-8000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Symetra Financial Corporation (the “Company”) is filing this amendment to its Current Report on Form 8-K filed on May 22, 2014, which report announced the expected departure of George N. McKinnon, senior vice president, chief information officer and a named executive officer, on or about June 30, 2014. At the time of such report, the terms of Mr. McKinnon’s separation agreement with the Company had not been agreed upon.

On June 9, 2014, Mr. McKinnon executed a Separation Agreement and General Release (the “Agreement”) setting forth the terms of his separation arrangement. The Agreement included a seven day period after Mr. McKinnon signed the Agreement in which Mr. McKinnon could revoke the Agreement, which revocation period expired on June 17, 2014.

The Agreement is consistent in all material respects with the Symetra Financial Corporation Executive Severance Pay Plan and among other things, provides for: (i) a Separation Date of June 30, 2014, (ii) a severance payment of $636,967 less applicable tax withholdings and deductions, (iii) a payment of $6,585 less applicable tax withholdings and deductions, which amount is equal to six months times the Company’s share of Mr. McKinnon’s current premium for medical coverage, (iv) the forfeiture of Mr. McKinnon’s 2014 Annual Incentive Bonus, all unvested restricted stock and all performance units, and (v) a general release of claims by Mr. McKinnon to the Company. The foregoing is a summary of the material terms of the Agreement and does not purport to be complete, and, therefore, is qualified in its entirety by reference to the copy of such Agreement filed herewith as Exhibit 10.1 and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.
(d) Exhibits

10.1 Separation Agreement and General Release between Mr. McKinnon and the Company’s wholly owned subsidiary, Symetra Life Insurance Company.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 17, 2014	SYMETRA FINANCIAL CORPORATION

	By:	/s/ David S. Goldstein
	Name: Title:	David S. Goldstein Senior Vice President, General Counsel and Secretary